_________________________________________________________________
_________________________________________________________________






	 PURCHASE AGREEMENT




	BY AND AMONG




	VWR SCIENTIFIC PRODUCTS CORPORATION,


AND


	CHARLES E. BALBACH,
	PAUL F. ECKEL,
	SCIENCE KIT, INC.,
	BOREAL LABORATORIES, LTD.,
WARD'S NATURAL SCIENCE ESTABLISHMENT, INC.,
CENTRAL SCIENTIFIC COMPANY,
ARBOR SCIENTIFIC CO. LIMITED,
CENTRAL SCIENTIFIC COMPANY OF CANADA LIMITED and
	WARD'S NATURAL SCIENCE LTD.









	Dated as of July 21, 1998



_________________________________________________________________
_________________________________________________________________


	TABLE OF CONTENTS


Page

ARTICLE 1	DEFINITIONS		 2


ARTICLE 2	PURCHASE AND SALE OF SHARES

Section 2.1	Sale of Shares		 6
Section 2.2	Purchase Price		 6
Section 2.3	Closing; Effective Time		 7
Section 2.4	Closing Documentation		 7
Section 2.5	Post-Closing Purchase Price Adjustment		 8


ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANIES
AND THE SHAREHOLDERS

Section 3.1	Organization		10
Section 3.2	Authorization; Enforceability		10
Section 3.3	Authority; No Violation		10
Section 3.4	Capital Structure of the Companies		11
Section 3.5	Title to Shares		14
Section 3.6	Articles of Incorporation and By-Laws		15
Section 3.7	Subsidiaries; Investments		15
Section 3.8	Financial Statements		15
Section 3.9	Absence of Undisclosed Liabilities		16
Section 3.10	Inventory		16
Section 3.11	Absence of Changes		16
Section 3.12	Taxes		18
Section 3.13	Employee Benefit Plans		20
Section 3.14	Employees; Labor Relations		23
Section 3.15	Licenses and Permits		24
Section 3.16	Compliance with Law		24
Section 3.17	Actions and Proceedings		25
Section 3.18	Real Property Leases		25
Section 3.19	Real Property		25
Section 3.20	Accounts Receivable		26
Section 3.21	Intellectual Property		26
Section 3.22	Tangible Property		27
Section 3.23	Title to Assets; All Necessary Assets		27
Section 3.24	Material Contracts		27
Section 3.25	Customers and Suppliers		28
Section 3.26	Insurance		28
Section 3.27	Warranties		29
Section 3.28	Books and Records		29
Section 3.29	Affiliate Transactions		29
Section 3.30	Banks, Brokers and Proxies		29
Section 3.31	Environmental Matters		30
Section 3.32	Brokerage		31
Section 3.33	Disclosure		31


ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.1	Organization		31
Section 4.2	Authorization; Enforceability		31
Section 4.3	Authority; No Violation		32
Section 4.4	Purchase for Investment		32
Section 4.5	Actions and Proceedings		32


ARTICLE 5	COVENANTS OF THE SHAREHOLDERS

Section 5.1	Due Diligence Cooperation		33
Section 5.2	Conduct of Business Prior
	to the Closing		33
Section 5.3	Preservation of Business		34
Section 5.4	Standstill		34
Section 5.5	Confidential Information		34
Section 5.6	Non-Competition		35
Section 5.7	Further Assurances		35
Section 5.8	Consents and Conditions		36
Section 5.9 	Filings		36
Section 5.10	Cooperation in Third-Party Litigation		36
Section 5.11	Injunctive Relief		37
Section 5.12	Supplements to Schedules		37
Section 5.13	Shareholders' Agreement		37
Section 5.14	Dividends and Distributions		37
Section 5.15	Termination of 401(k) Plans		37
Section 5.16	Termination of Shareholders Compensation
	Agreements		38
Section 5.17	Termination of Profit Sharing Plan		38


ARTICLE 6	COVENANTS OF THE PURCHASER

Section 6.1	Representations and Warranties		38
Section 6.2	Consents and Conditions		38
Section 6.3	Filings		39
Section 6.4	Cooperation in Third-Party Litigation		39
Section 6.5	Further Assurances		39

ARTICLE 7	ADDITIONAL COVENANTS

Section 7.1	Expenses; Brokers		40
Section 7.2	Record Retention		40
Section 7.3	Public Announcements		40
Section 7.4	Tax Matters		41


ARTICLE 8	CONDITIONS PRECEDENT TO THE OBLIGATION OF
	THE PURCHASER

Section 8.1	Representations and Covenants		45
Section 8.2	Consents, Filings; Etc.		45
Section 8.3	Third-Party Consents		45
Section 8.4	Certificates		46
Section 8.5	Litigation		46
Section 8.6	Delivery of Stock Certificates		46
Section 8.7	No Material Adverse Change		47
Section 8.8	Opinion of Counsel		47

ARTICLE 9	CONDITIONS PRECEDENT TO THE OBLIGATIONS
	OF THE SHAREHOLDERS

Section 9.1	Representations and Covenants		47
Section 9.2	Consents, Filings; Etc.		47
Section 9.3	Certificates		48
Section 9.4	Litigation		48
Section 9.5	No Material Adverse Change		48
Section 9.6	Opinion of Counsel		48


ARTICLE 10	SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 10.1	Shareholders' Indemnity		49
Section 10.2	Purchaser's Indemnity		50
Section 10.3	Indemnification Procedure		50
Section 10.4	Survival		52
Section 10.5	Maximum Indemnification		52


ARTICLE 11	MISCELLANEOUS

Section 11.1	Termination		53
Section 11.2	Notices		54
Section 11.3	Headings		55
Section 11.4	Entire Agreement		55
Section 11.5	Severability		55
Section 11.6	Waiver		55
Section 11.7	Binding Effect; Assignment		55
Section 11.8	No Third-Party Beneficiaries		56
Section 11.9	Counterparts		56
Section 11.10	Governing Law		56
Section 11.11	Certain Interpretive Matters		56
Section 11.12	Independence of Covenants and
	Representations and Warranties		57



	LIST OF SCHEDULES

2.2	Allocation of Purchase Price among the
	  Shareholders
2.4	Wire Instructions
2.5	Closing Balance Sheet Accounting Principles
3.1	Foreign Qualifications of the Companies
3.3	Conflicts; Default; Violations
3.4	Ownership of Shares
3.5	Encumbrances on Shares
3.8	Financial Statements; Variances from GAAP
3.9	Undisclosed Liabilities
3.11	Certain Changes
3.12	Tax Matters
3.13	Employee Benefit Plan Matters
3.13(i)	Non-accrued Plan Termination Liabilities
3.14	Employees; Labor Matters
3.15	Licenses and Permits
3.16	Compliance with Law
3.17	Actions and Proceedings
3.18	Real Property Leases
3.19	Owned Real Property; Encumbrances on Real
            Properties
3.20	Non-Bona Fide Accounts Receivables
3.21	Intellectual Property Matters
3.22	Tangible Property
3.23	Encumbrances on Assets
3.24	Contracts
3.25	Customers and Suppliers
3.26			Insurance
3.27	Warranties
3.29	Affiliate Transactions
3.30	Accounts
3.31	Environmental Matters




LIST OF EXHIBITS

Exhibit A	Financial Statements


		PURCHASE AGREEMENT


	PURCHASE AGREEMENT (this Agreement) dated as of July 21, 1998, among VWR SCIENTIFIC PRODUCTS CORPORATION, a Pennsylvania corporation (the Purchaser) and CHARLES E. BALBACH, PAUL F. ECKEL, SCIENCE KIT, INC., a New York corporation (Science Kit), BOREAL LABORATORIES LTD., a Canadian federal corporation (Boreal), WARD'S NATURAL SCIENCE ESTABLISHMENT, INC., a Delaware corporation (Ward's), CENTRAL SCIENTIFIC COMPANY, an Illinois corporation (Central), ARBOR SCIENTIFIC CO. LIMITED, a Canadian federal corporation (Arbor), CENTRAL SCIENTIFIC COMPANY OF CANADA LIMITED, an Ontario corporation (Central of Canada) and WARD'S NATURAL SCIENCE LTD., a Canadian federal corporation (Ward's of Canada). Charles E. Balbach and Paul F. Eckel are hereinafter sometimes referred to individually as a Shareholder and collectively as the Shareholders. Science Kit, Boreal, Ward's, Central, Arbor, Central of Canada and Ward's of Canada are hereinafter sometimes referred to collectively as the Companies.

	WHEREAS, the Shareholders are the beneficial and record owner of 142 shares of Science Kit common stock, without par value (the Science Kit Shares), which constitute all of the issued and outstanding shares of capital stock of Science Kit; and
	WHEREAS, the Shareholders are the beneficial and record owner of 200 shares of Ward's common stock, without par value (the Ward's Shares), which Ward's Shares constitute all of the issued and outstanding shares of capital stock of Ward's; and

	WHEREAS, the Shareholders are the beneficial and record owner of 50,000 shares of Central common stock, $.10 par value per share (the Central Shares), which Central Shares constitute all of the issued and outstanding shares of capital stock of Central; and

        WHEREAS, Science Kit is the beneficial and record owner of (i) 30,000 shares of Boreal common stock, without par value,
(ii) 30,000 shares of Boreal class A preference stock, without par value and (iii) 9,280 shares of Boreal class B preference stock, without par value ( collectively, the Boreal Shares), which constitute all of the issued and outstanding shares of capital stock of Boreal; and

        WHEREAS, Boreal is the beneficial and record owner of (i) 1 share of Arbor common stock, without par value (the Arbor Shares), which constitutes all of the issued and outstanding shares of capital stock of Arbor, (ii) 1 share of Central of Canada common stock, without par value (the Central of Canada Shares), which constitutes all of the issued and outstanding shares of capital stock of Central of Canada and (iii) 100 shares of Ward's of Canada capital stock, without par value (the Ward's of Canada Shares), which constitute all of the issued and outstanding shares of capital stock of Ward's of Canada; and

	WHEREAS, the Shareholders desire to sell to the Purchaser all of the Science Kit Shares, Ward's Shares and Central Shares (collectively, the Shares) and, indirectly, all of the Boreal Shares, Arbor Shares, Central of Canada Shares and Ward's of Canada Shares, and the Purchaser desires to purchase all of the Science Kit Shares, Ward's Shares, Central Shares, Boreal Shares, Arbor Shares, Central of Canada Shares and Ward's of Canada Shares, upon the terms and conditions as hereinafter set forth;

	   NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

	ARTICLE 1

	DEFINITIONS

	The following additional defined terms shall have the following meanings when used in this Agreement:

	Accounts Receivable means all accounts receivable and trade receivables of the Companies, including, without limitation, those reflected in the Financial Statements.

	Acquired Net Worth has the meaning assigned to such term in
Section 2.5(f).

	Affiliate(s) means, with respect to any person or entity, any other person or entity controlling, controlled by or under common control with such person or entity, where control means the possession, directly or indirectly, of the power to direct the management and policies of a person or entity, whether through the ownership of voting securities, contract or otherwise.

	Books and Records has the meaning assigned to such term in
Section 3.28.

	Closing and Closing Date have the meanings assigned to such terms in Section 2.3.

	Closing Balance Sheet means the unaudited combined balance sheet of the Companies as of July 31, 1998.

	Code means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

	Competitive Business means any business engaged in the design, development, manufacture, merchandising, distribution or sale of any products or services designed, developed, merchandised, manufactured, distributed or sold by the Companies during the one (1) year period prior to the Closing Date to or for life science, educational and/or industrial organizations, including, without limitation, laboratories and schools.

	Contracts has the meaning assigned to such term in Section
3.24.

	Environmental Laws means all applicable federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

	ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

	Established Net Worth means the sum of $27,214,000.

	Financial Statements has the meaning assigned to such term in Section 3.8.

	401(k) Plans means the Science Kit, Inc. 401K Savings Plan and the Ward's Natural Science Establishment, Inc. 401K Savings
Plan.

	HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

	Indemnified Party means, with respect to any Loss(es), the party seeking indemnification hereunder.

	Indemnifying Party means, with respect to any Loss(es), the party from whom indemnification is being sought hereunder.

	Independent Accountants has the meaning assigned to such term in Section 2.5(b).

	Intellectual Property means all registered and unregistered patents, copyrights, trademarks, service marks, logos, trade dress, trade names and corporate names and all of the goodwill of the business associated therewith; all registrations, applications, reissuances, continuations, revisions, extensions and renewals for any of the foregoing; all formulae, compositions, manufacturing and production processes and techniques, research information, drawings, specifications, mask works and computer software.

	Inventory means all items of inventories and supplies of the Companies, wherever located, at the Real Properties, with third parties or otherwise, including, without limitation, all finished goods, work in process, raw materials and spare parts.

	IRS means the Internal Revenue Service of the United States of America.

	Labor Agreements has the meaning assigned to such term in
Section 3.14.

	Leased Real Property means the real properties leased or subleased by the Companies as set forth in Schedule 3.18.

	Licenses and Permits has the meaning assigned to such term in Section 3.15.

	Loss(es) means any and all costs and expenses including, but not limited to, reasonable attorneys' fees, damages and losses actually incurred by the Indemnified Party net of any tax adjustments, benefits, savings or reductions received by the Indemnified Party and net of any insurance proceeds the Indemnified Party has received by virtue of such Loss(es).

	Material Adverse Effect means a material adverse effect on the properties, business, financial condition or results of operations of the Companies, taken as a whole.

     Net Worth means, as of any given date, the amount of the combined assets of the Companies, less the amount of the combined liabilities of the Companies, calculated in accordance with United States generally accepted accounting principles applied in a manner consistent with the preparation of the Financial Statements, except to the extent provided otherwise by the terms of this Agreement.

	Non-Compete Period means the three (3) year period commencing on the Closing Date and ending on the third anniversary thereof.

	Notice of Claim has the meaning assigned to such term in
Section 10.3.

	Owned Real Property means the real property owned by the Companies, as described in Schedule 3.19.

	Plan(s) has the meaning assigned to such term in Section
3.13.

	Permitted Liens means (a) liens resulting from taxes not yet due and payable, (b) imperfections in title, if any, not material in amount and which, individually or in the aggregate, do not materially interfere with the conduct of the business or the operations of the Companies or the use of their assets, (c) liens and encumbrances arising in the ordinary course of business of the Companies, consistent with past practice and (d) the liens and encumbrances set forth in the Title Insurance Policies,
Schedule 3.19 and Schedule 3.23.

	Purchase Price has the meaning assigned to such term in
Section 2.2.

	Purchaser Ancillary Documents has the meaning assigned to such term in Section 4.2.

     Purchaser's Disallowed Deduction has the meaning assigned to such term in Section 7.4.

	Real Properties means the Owned Real Property and the Leased
Real Property.

	Real Property Leases has the meaning assigned to such term in Section 3.18.

	Regulated Substances means any material, substance, product or waste that is hazardous or toxic or that is regulated by, or that may form the basis of liability under, any Environmental
Law.

	Seller Ancillary Documents has the meaning assigned to such term in Section 3.2.

	Shareholders' Disallowed Deduction has the meaning assigned to such term in Section 7.4.

	Shareholders' Knowledge, to the knowledge of the Shareholders or any phrase of similar import means the knowledge of each of the Shareholders and the knowledge of each of Peter
O'Brien, Kurt D. Gelke, John Currey and Dr. Martin Taylor.

     Shareholder Tax Benefit has the meaning assigned to such term in Section 7.4.

	Tangible Property has the meaning assigned to such term in
Section 3.22.

	Taxes means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

	Tax Returns means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules or statements of information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party of the administration of any laws, regulations or administrative requirements relating to any Taxes.

	Termination Date means the date, if any, upon which this Agreement is terminated pursuant to the provisions of Section
11.1.

     Title Insurance Policies means, for each parcel of the Owned Real Property, the owners title insurance policy (or endorsements to existing policies) to be issued to the Purchaser at the Purchaser's cost and expense by a title insurance company reasonably satisfactory to the Purchaser, in such amount as the Purchaser reasonably determines to be the fair market value, insuring marketable title in fee simple or leasehold interest in such parcel, as the case may be, as of the Closing.




	ARTICLE 2

	PURCHASE AND SALE
	OF SHARES

	2.1	Sale of Shares.  On the terms and subject to the
conditions set forth in this Agreement, at the Closing the Shareholders shall sell, transfer, assign and deliver to the Purchaser the Shares, free and clear of all liens and encumbrances.

	2.2	Purchase Price. The purchase price (the Purchase Price)
to be paid by the Purchaser to the Shareholders for the Shares shall be the aggregate sum of One Hundred Ten Million and 00/100
Dollars ($110,000,000). Schedule 2.2 sets forth the portion of the Purchase Price to be paid to each of the Shareholders. The
Purchase Price shall be subject to adjustment after the Closing as provided in Section 2.5.

	2.3	Closing; Effective Time.  Unless this Agreement shall
have been terminated pursuant to the provisions of Section 11.1, and subject to Articles 8 and 9, the closing of the sale and purchase of the Shares (the Closing) shall take place at the offices of Lippes, Silverstein, Mathias & Wexler LLP, 700
Guaranty Building, 28 Church Street, Buffalo, New York, at 10:00 a.m., local time, on July 31, 1998, or as soon thereafter as practicable after all of the conditions set forth in Articles 8 and 9 have been satisfied or waived. The date on which the Closing shall occur is referred to herein as the Closing Date. Notwithstanding the foregoing, the effective time of the closing of the sale and purchase of the Shares pursuant to this Agreement shall be deemed to have occurred at 11:59 p.m., local time, on the Closing Date.

	2.4	Closing Documentation.  At the Closing,

		(a)  the Shareholders will deliver to the Purchaser:

			(i) certificates evidencing the Shares, which shall be properly endorsed for transfer to the Purchaser or accompanied by duly executed stock powers, in either case executed in favor of the Purchaser or its nominee as the Purchaser may direct prior to the Closing, and otherwise in a form acceptable for transfer on the books of the Companies;

			(ii) the executed certificate required by Section
8.1(c);

			(iii) the executed consents and approvals required by Sections 8.2 and 8.3;

			(iv) the executed certificates required by
Section 8.4;

			(v) the opinion of counsel to the Companies and the Shareholders required by Section 8.8;

			(vi) all of the Books and Records and corporate seals of the Companies; and

			(vii) such other documents as are required by
Article 8 hereof or as the Purchaser may reasonably request.

		(b)  the Purchaser will deliver to the Shareholders:

			(i) a sum representing the Purchase Price, by wire transfer of same day funds credited to the account(s) set forth in Schedule 2.4;

			(ii) the executed certificate required by Section
9.1(c);

			(iii) the executed consents and approvals required by Section 9.2;

			(iv) the executed certificates required by
Section 9.3;

			(v) the opinion of counsel to the Purchaser required by Section 9.5;

			(vi) such other documents as are required by
Article 9 hereof or as the Shareholders may reasonably request.

		(c) The Shareholders shall pay any stock transfer and other taxes required to be paid in connection with the sale, transfer and delivery to the Purchaser of any or all of the Shares.

	2.5	Post-Closing Purchase Price Adjustment.  The Purchase
Price shall be subject to adjustment after the Closing in accordance with the following procedure:

		(a) Within sixty (60) days after the Closing Date, the Purchaser will prepare and deliver the Closing Balance
Sheet to the Shareholders. The Closing Balance Sheet shall be prepared at the Purchaser's cost and expense in accordance with generally accepted accounting principles, applied in a manner consistent with the preparation of the Financial Statements, except that the Closing Balance Sheet shall reflect or not reflect, as the case may be, the accounting principles, reserves, accruals and items set forth in Schedule 2.5.

	(b) The Closing Balance Sheet shall be final and binding on the Shareholders unless, within forty-five (45) days after the Shareholders' receipt of the Closing Balance
Sheet, the Shareholders shall have delivered to the Purchaser a detailed statement describing its objections to the Closing Balance Sheet. The Purchaser and the
Shareholders will use their reasonable best efforts to resolve any such objections. If final resolution is not obtained within fifteen (15) days after the Purchaser has received the statement of objections, each of the Purchaser and the Shareholders shall have the right to refer the matters in dispute to such independent accountants as shall be mutually agreed upon by the Purchaser and the Shareholders (such accounting firm is referred to herein as the Independent Accountants).

	(c) The Purchaser will revise the Closing Balance Sheet as appropriate to reflect the resolution of the objections of the Shareholders (as agreed by the parties or as directed by the Independent Accountants) and deliver it to the Shareholders within five (5) business days after the final resolution of such objections. Such revised statement shall constitute the Closing Balance Sheet.

		(d) If any unresolved objections are submitted to the Independent Accountants for resolution as provided above, the fees and disbursements of the Independent Accountants shall be borne equally, one-half (1/2) by the Purchaser and one-half (1/2) by the Shareholders.

	(e) The Purchaser will make the work papers used in preparing the Closing Balance Sheet available to the Shareholders at reasonable times and upon reasonable notice. The Shareholders will make available to the Purchaser at reasonable times and upon reasonable notice the work papers used in preparing the Financial Statements to assist the Purchaser in its preparation of the Closing Balance Sheet or the Purchaser's evaluation of objections made to the Closing Balance Sheet by the Shareholders.

     (f) If the Net Worth reflected in the Closing Balance Sheet, as finally determined (the Acquired Net Worth) is less than the Established Net Worth, the Purchase Price shall be reduced on a dollar-for-dollar basis by such difference. If the Acquired Net Worth is greater than the Established Net Worth, the Purchase Price shall be increased on a dollar-for-dollar basis by such difference. Any payment pursuant to this Section shall be made within ten (10) business days after final resolution of the Closing Balance Sheet, shall be made by wire transfer of immediately available funds and shall be accompanied by accrued interest from the Closing Date to the date of payment at an annual rate of eight percent (8%). In the event that the Purchase Price adjustment determined pursuant to this Section 2.5 shall be less than or equal to One Hundred Thousand Dollars ($100,000), then such amount shall be deemed de minimis and no payment by either the Shareholders or the Purchaser shall be required with respect thereto.



	ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE
    SHAREHOLDERS

	Each of the Companies and each of the Shareholders, jointly and severally (except as to the representations and warranties contained in Section 3.5, which are given severally), represent and warrant to the Purchaser as follows:

     3.1 Organization. Each of the Companies (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) is duly qualified and in good standing as a foreign corporation in good standing in each jurisdiction in which it leases or owns property or in which the conduct of its business requires it to be qualified, which jurisdictions are set forth in Schedule 3.1, except where the failure to be so qualified would not have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease its assets and to operate and carry on its business as presently conducted.

	3.2 Authorization; Enforceability. Each of the Companies and each of the Shareholders has full power and authority to enter into this Agreement and each of the other documents and instruments to be executed and delivered by it or him pursuant to this Agreement (the Seller Ancillary Documents) and to consummate the transactions contemplated hereby and thereby. Each of the Companies has taken all action as and in the manner required by law, its articles of incorporation, by-laws and organization documents, or otherwise to authorize the execution, delivery and performance of this Agreement and the Seller Ancillary Documents.
 This Agreement is, and when executed and delivered the Seller Ancillary Documents will be, the valid and binding obligation of the Companies and the Shareholders, enforceable against the Companies and the Shareholders, as the case may be, in accordance with their respective terms, except that: (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditor's rights; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

	3.3	Authority; No Violation.  Except for the requirements
of the HSR Act and as further set forth in Schedule 3.3, neither the execution and delivery of this Agreement, the Seller
Ancillary Documents, the sale of the Shares nor the consummation of the transactions contemplated by this Agreement or the Seller Ancillary Documents do and, on the Closing Date, will:

		(a) conflict with or result in any breach of any of the provisions of;

		(b)  constitute a default under;

		(c)  result in a violation of;

		(d) give any third party or governmental authority any interest or right, including, without limitation, the right to terminate, cancel or accelerate any obligation under; or

	(e) result in the creation of any lien, security interest, charge or other encumbrance upon the Shares or the assets of any of the Companies under:

the provisions of the articles of incorporation or by-laws of any of the Companies or any indenture, mortgage, lease, loan agreement or other material agreement or instrument to which any of the Companies or any of the Shareholders is bound or affected, or any law, statute, rule or regulation or any judgment, decree, or order to which any of the Companies is subject.


	3.4  Capital Structure of the Companies.

     (a)  Science Kit.	The authorized capital stock of
Science Kit consists of 1,000 shares of common stock, without par, of which 142 shares, constituting the Science Kit Shares, are issued and outstanding. The Science Kit Shares are owned beneficially and of record by the respective Shareholders set forth in Schedule 3.4. All of the Science Kit Shares have been duly authorized, are validly issued, fully paid and non-assessable. Except as set forth in Schedule 3.4, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, exchange rights or other agreements or commitments to which Science Kit or any of the Shareholders is a party, or which are binding upon Science Kit or any of the Shareholders, providing for the issuance, disposition or acquisition of any of Science Kit's capital stock or the conversion into or exchange for shares of capital stock or indebtedness of Science Kit or other securities convertible into or exchangeable for shares of capital stock of Science Kit. There are no outstanding contractual obligations of Science Kit to repurchase, redeem or otherwise acquire any of the Science Kit Shares.

     (b) Boreal. The authorized capital stock of Boreal consists of (i) an unlimited number of shares of common stock, without par value, of which 30,000 shares are issued and outstanding, (ii) an unlimited number of shares of class A preference stock, without par value, of which 30,000 shares are issued and outstanding and (iii) an unlimited number of shares of class B preference stock, without par value, of which 9,280 shares are issued and outstanding.
The issued and outstanding 30,000 shares of Boreal common stock, 30,000 shares of Boreal class A preference stock and 9,280 shares of Boreal class B preference stock constitute the Boreal Shares. The Boreal Shares are owned beneficially and of record by Science Kit. All of the Boreal Shares have been duly authorized, are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, exchange rights or other agreements or commitments to which Boreal or Science Kit is a party, or which are binding upon Boreal or Science Kit, providing for the issuance, disposition or acquisition of any of Boreal's capital stock or the conversion into or exchange for shares of capital stock or indebtedness of Boreal or other securities convertible into or exchangeable
for shares of capital stock of Boreal.   There are no
outstanding contractual obligations of Boreal to repurchase, redeem or otherwise acquire any of the Boreal Shares.

     (c) Ward's. The authorized capital stock of Ward's consists of 1,000 shares of common stock, without par value per share, of which 200 shares, constituting the Ward's Shares, are issued and outstanding. The Ward's Shares are owned beneficially and of record by the respective Shareholders set forth in Schedule 3.4. All of the Ward's Shares have been duly authorized, are validly issued, fully paid and non-assessable. Except as set forth in Schedule 3.4, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, exchange rights or other agreements or commitments to which Ward's or any of the Shareholders is a party, or which are binding upon Ward's or any of the Shareholders, providing for the issuance, disposition or acquisition of any of Ward's capital stock or the conversion into or exchange for shares of capital stock or indebtedness of Ward's or other securities convertible into or exchangeable for shares of capital stock of Ward's. There are no outstanding contractual obligations of Ward's to repurchase, redeem or otherwise acquire any of the Ward's Shares.

     (d) Central. The authorized capital stock of Central consists of (i) 100,000 shares of common stock, $.10 par value per share, of which 50,000 shares, constituting the Central Shares, are issued and outstanding and (ii) 10,000 shares of preferred stock, $100 par value per share, of which no shares are issued and outstanding. The Central Shares are owned beneficially and of record by the respective Shareholders set forth in Schedule 3.4. All of the Central Shares have been duly authorized, are validly issued, fully paid and non-assessable. Except as set forth in Schedule 3.4, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, exchange rights or other agreements or commitments to which Central or any of the Shareholders is a party, or which are binding upon Central or any of the Shareholders, providing for the issuance, disposition or acquisition of any of Central's capital stock or the conversion into or exchange for shares of capital stock or indebtedness of Central or other securities convertible into or exchangeable for shares of capital stock
of Central.   There are no outstanding contractual
obligations of Central to repurchase, redeem or otherwise acquire any of the Central Shares.

     (e) Arbor. The authorized capital stock of Arbor consists of 50,000 shares of common stock, without par value, of which 1 share, constituting the Arbor Shares, is issued and outstanding. The Arbor Shares are owned beneficially and of record by Boreal. All of the Arbor Shares have been duly authorized, are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, exchange rights or other agreements or commitments to which Arbor or Boreal is a party, or which are binding upon Arbor or Boreal, providing for the issuance, disposition or acquisition of any of Arbor's capital stock or the conversion into or exchange for shares of capital stock or indebtedness of Arbor or other securities convertible into or exchangeable for shares of capital stock of Arbor.
There are no outstanding contractual obligations of Arbor to repurchase, redeem or otherwise acquire any of the Arbor Shares.

     (f) Central of Canada. The authorized capital stock of Central of Canada consists of an unlimited number of shares of common stock, without par value, of which 1 share, constituting the Central of Canada Shares, are issued and outstanding. The Central of Canada Shares are owned beneficially and of record by Boreal. All of the Central of Canada Shares have been duly authorized, are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, exchange rights or other agreements or commitments to which Central of Canada or Boreal is a party, or which are binding upon Central of Canada or Boreal, providing for the issuance, disposition or acquisition of any of Central of Canada's capital stock or the conversion into or exchange for shares of capital stock or indebtedness of Central of Canada or other securities convertible into or exchangeable for shares
of capital stock of Central of Canada.   There are no
outstanding contractual obligations of Central of Canada to repurchase, redeem or otherwise acquire any of the Central of Canada Shares.

     (g) Ward's of Canada. The authorized capital stock of Ward's of Canada consists of an unlimited number of shares of one class, without par value, of which 100 shares, constituting the Ward's of Canada Shares, are issued and outstanding. The Ward's of Canada Shares are owned beneficially and of record by Boreal. All of the Ward's of Canada Shares have been duly authorized, are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, exchange rights or other agreements or commitments to which Ward's of Canada or Boreal is a party, or which are binding upon Ward's of Canada or Boreal, providing for the issuance, disposition or acquisition of any of Ward's of Canada's capital stock or the conversion into or exchange for shares of capital stock or indebtedness of Ward's of Canada or other securities convertible into or exchangeable for shares
of capital stock of Ward's of Canada.   There are no
outstanding contractual obligations of Ward's of Canada to repurchase, redeem or otherwise acquire any of the Ward's of Canada Shares.

	3.5	Title to Shares.

		(a) Except as set forth in Schedule 3.5, each of the Shareholders owns his respective Science Kit Shares, Ward's
Shares and Central Shares beneficially and of record and free and clear of any lien, mortgage, claim, charge, pledge, security interest, encumbrance or other restriction or limitation affecting such Shareholder's ability to transfer title to the Shares to the Purchaser, and none of the Science Kit Shares, Ward's Shares or Central Shares are subject to any voting trust, proxy or other contract, agreement, arrangement, commitment or understanding relating thereto.

     (b) Except as set forth in Schedule 3.5, Science Kit owns the Boreal Shares beneficially and of record and free and clear of any lien, mortgage, claim, charge, pledge, security interest, encumbrance or other restriction or limitation, and none of the Boreal Shares are subject to any voting trust, proxy or other contract, agreement, arrangement, commitment or understanding relating thereto.

     (c) Except as set forth in Schedule 3.5, Boreal owns the Arbor Shares, Central of Canada Shares and Ward's of
Canada Shares beneficially and of record and free and clear of any lien, mortgage, claim, charge, pledge, security interest, encumbrance or other restriction or limitation, and none of the Arbor Shares, Central of Canada Shares or Ward's of Canada Shares are subject to any voting trust, proxy or other contract, agreement, arrangement, commitment or understanding relating thereto.

		(d) Upon delivery of and payment for the Shares as herein provided, the Purchaser will acquire good and marketable title to the Shares, free and clear of any lien, mortgage, claim, charge, security interest, encumbrance or other restriction or limitation whatsoever.

	3.6	Articles of Incorporation and By-Laws.  The
Shareholders have heretofore delivered to the Purchaser true and complete copies of the articles of incorporation and by-laws of each of the Companies as in effect on the date hereof and including all amendments thereto and restatements thereof. None of the Companies is in violation of any provision of its articles of incorporation or by-laws, as amended and restated.

	3.7	Subsidiaries; Investments.

	(a) Boreal is a wholly-owned subsidiary of Science Kit and Arbor, Central of Canada and Ward's of Canada are wholly-owned subsidiaries of Boreal. Except as provided in the preceding sentence, none of the Companies has any subsidiaries.

	(b) None of the Companies owns or holds the right to acquire any shares of stock or any other security or interest in any other corporation, partnership, joint venture, limited liability company or other entity.

	3.8	Financial Statements.   Annexed hereto as Exhibit A is
a complete copy of (i) Science Kit, Inc. and Subsidiary, Ward's Natural Science Establishment, Inc. and Central Scientific
Company Combined Financial Statements for the years ended
December 31, 1997, 1996 and 1995, as audited by KPMG Peat Marwick
LLP, (ii) Science Kit, Inc. Financial Statements for the years ended December 31, 1997, 1996 and 1995, as audited by KPMG Peat Marwick LLP, (iii) Ward's Natural Science Establishment, Inc. Financial Statements for the years ended December 31, 1997, 1996 and 1995, as audited by KPMG Peat Marwick LLP, (iv) Central
Scientific Company Financial Statements for the years ended
December 31, 1997, 1996 and 1995, as audited by KPMG Peat Marwick
LLP and (iv) Consolidated Financial Statements of Boreal
Laboratories Ltd. for the years ended December 31, 1997, 1996 and 1995, as audited by KPMG (collectively, the Financial
Statements). Except as set forth in Schedule 3.8, the Financial Statements have been derived from the books and records of the Companies, have been prepared in accordance with United States generally accepted accounting principles consistently followed throughout the periods presented and, at the balance sheet dates and for the periods of the income statements, present fairly in all material respects the assets, liabilities, financial position and results of operations of the Companies.

	3.9	Absence of Undisclosed Liabilities.  Except as set
forth in Schedule 3.9 or the other Schedules to this Agreement, the Companies do not have any liability or obligation, contingent or otherwise, other than

		(a)	liabilities or obligations reflected in or
reserved against in the Financial Statements; and

(b)	those liabilities and obligations reflected in the Closing
Balance Sheet which were incurred since December 31, 1997 in the ordinary course of business, consistent in type and amount with past practice and experience.

	3.10  Inventory.   Except as disclosed in the Financial
Statements, to the knowledge of the Shareholders, all of the Inventory is of substantially good, usable and merchantable quality and is saleable in the ordinary course of business consistent with past practice. The Financial Statements include adequate reserves for excess and obsolete Inventory. The inventory of Science Kit, Ward's and Central is valued on a last in first out basis. The inventory of Boreal, Arbor, Ward's of Canada and Central of Canada is valued on a first in first out basis.

	3.11	 Absence of Changes.  Since December 31, 1997, there
has not been any change in the business, financial condition or results of operations of the Companies, taken as a whole, except
for changes in the ordinary course of business.   Except as set
forth in Schedule 3.11 or as expressly contemplated by this Agreement, since December 31, 1997, none of the Companies has:

		(a) amended its articles of incorporation or by-laws or merged with or into or consolidated with any other person or entity, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

		(b) issued, sold, purchased or redeemed, or issued options or rights to subscribe to, or entered into any contracts or commitments to issue, sell, purchase or redeem any shares of its capital stock or securities convertible into or exchangeable for any shares of its capital stock;

		(c) entered into, renegotiated or amended any employment agreement or collective bargaining agreement or adopted, entered into, amended or terminated any Plan;

		(d) declared or paid any dividends or declared or made any distributions of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

		(e) made any material change in its accounting methods or practices or its accounts payable practices or policies, or in its manner of keeping its books, records or accounts;

	(f) made any material change in the normal and ordinary manner in which its business is conducted, including, without limitation, changes in the manner in which Inventory purchases are made, changes in manufacturing methods and changes in sales and marketing policies;

		(g) changed any of its warranty or other material business policies other than in the ordinary course of business;

		(h) granted any increase in wages, salary, bonus, or any other direct or indirect compensation or benefits to or for any of its officers, directors, employees, consultants or agents, or any accrual for or commitment or agreement to make or pay the same, other than in the ordinary course of business consistent with prior practice and, in the case of employees, in connection with an annual or other periodic regular review;

		(i) made any loan or advance to any of its shareholders, officers, directors, employees, consultants, agents or other representatives (other than expense advances made in the ordinary course of business) or made any other loan or advance other than in the ordinary course of business;

		(j) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to employees made in the ordinary course of business;

		(k) made any capital expenditures or capital commitments in excess of $100,000, individually, or $250,000 in the aggregate;

		(l) except in the ordinary course of business, incurred or assumed any debt, obligation or liability material to the Companies, taken as a whole;

		(m) except for Inventory and equipment acquired in the ordinary course of business, made any material acquisition of all or any part of the assets, properties, capital stock or business of any other person or entity;

		(n) conducted its business (including, without limitation, pricing, rebate practices, credit practices and maintenance and repair of assets) other than in the ordinary course as heretofore conducted; or

		(o) agreed to take any action, taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

	3.12	Taxes.

		(a) Except as set forth in Schedule 3.12, (i) each of the Companies has filed on a timely basis all Tax Returns
(or have filed valid extensions with respect to such Tax
Returns) required to be filed on or prior to the date hereof under applicable laws and regulations, (ii) all such Tax
Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations, (iii) the Companies have paid all Taxes due and owing by them
(whether or not such Taxes are required to be shown on a Tax
Return) or, in the case of Taxes not yet due, fully provided for such Taxes in the Financial Statements or, in the case of Taxes accruing after the date of the Financial
Statements, on the books of account of the Companies, and have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, equityholder, creditor or other third party, (iv) none of the Companies has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency and (v) no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to any of the Companies.

		(b) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any of the Companies.

		(c) The Purchaser will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of the Shares to the Purchaser.

		(d) Neither any of the Companies nor either of the Shareholders have received any notice that any issues are currently pending by the IRS or any other taxing authority in connection with any of the Tax Returns referred to in subsection (a) above.

		(e) Schedule 3.12 identifies all Tax Returns of or with respect to the Companies which have been examined since
1991, or which are currently under examination, by the IRS or by other taxing authorities. Except as and to the extent shown on such Schedule 3.12, all deficiencies asserted or assessments made as a result of such examinations have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any taxing authority against any of the Companies.

		(f) Schedule 3.12 lists all elections by or with respect to each Company for federal or state income or franchise tax or Canadian income tax purposes that are currently applicable. No Company has filed any consent under Section 341(f)(1) of the code or agreed to have the provisions of code Section 341(f)(2) apply to any dispositions of subsection (f) assets as such term is defined in code Section 341(f)(4); has agreed to or is required to make any adjustments under Code Section 481(a) by reason of a change in accounting method or otherwise, has made a transfer of intangible property on which Code Section 367(d) or 482 will require the recognition of additional income for any period after the date hereof; or owns stock in a passive foreign investment company within the meaning of Code Section 1297(a). To the knowledge of the Shareholders, the books and records of each Company are sufficient to prove the correctness of all Tax Returns for open tax years and to determine and prove the adjusted tax basis for income tax purposes of each asset of such Company.

		(g) Except as set forth in Schedule 3.12, each of Science Kit, Ward's and Central has been an S corporation for federal and all relevant state income tax purposes since the later of (i) its respective date of incorporation and
(ii) January 1, 1987; and none of such Companies has, within the past ten years, acquired any assets from a C corporation in a transaction in which gain was not recognized by the transferor C corporation.

          (h) No payment that is owed or may become due to any director, officer, employee, or agent of any Company will be non-deductible to the Companies or subject to tax under Sections 280G or 4999 of the Code; nor will any Company be required to gross up or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

	3.13	Employee Benefit Plans.

	(a) Schedule 3.13 sets forth a list of:

	(i) each material written personnel practice which is in effect for employees of any of the Companies, including, without limitation, vacation policies, holiday pay policies, severance pay policies, sick or personal pay policies, incentive bonus programs, bereavement pay programs, company car policies, service award policies, tuition refund policies, relocation assistance policies and patent award policies;

	(ii) each plan, fund or program constituting an employee welfare plan which is in effect for employees of any of the Companies within the meaning of Section
3(1) of ERISA, including, without limitation, basic and supplemental life insurance, health insurance
(including medical, dental and hospitalization), accidental death and dismemberment insurance, business travel and accident insurance, short and long term disability insurance programs; and

	(iii) each employee pension benefit plan within the meaning of Section 3(2) of ERISA, including, without limitation, pension, profit sharing, and 401(k) retirement plans which is maintained or contributed to by any of the Companies. The items listed in clauses
(i), (ii) and (iii) of Section 3.13 (a) are referred to herein individually as a Plan and collectively as the Plans.

	 (b) None of the Plans is a multi-employer plan (within the meaning of Sections 3(37) and 4001(a)(3) of ERISA).

	 (c) Except as set forth in Schedule 3.13, each of the Plans is now and always has been maintained, funded and administered in material compliance with its respective terms and the requirements of ERISA, the Code and all other applicable laws, including, without limitation, the continuation coverage requirements of Section 4980B of the Code and Title 1, Subtitle B, Part 6 of ERISA. The
Companies have performed all obligations required to be performed by them under, are not in default under or in violation of, and have no knowledge of any default or violation by any other party to, any Plan, except for such non-performance, default or violation which, either individually or in the aggregate, would not result in a Material Adverse Effect. All contributions, reserves or premium payments which the Companies are required to have made under the terms of any Plan as of the date hereof have been made, and no Plan subject to the minimum funding requirements of Part 3 of subtitle B of Title I of ERISA or subject to Section 412 of the Code has incurred any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code. No legal action, suit or claim is pending or, to the knowledge of the Shareholders, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, suit or claim.

	(d) Each Plan which is intended to be qualified under
Section 401(a) of the Code or Section 401(k) of the Code has been determined by the Internal Revenue Service to be so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

	(e) To the knowledge of the Shareholders, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.

 	(f) Except as set forth in Schedule 3.13:

			(i) the Companies have complied in all material respects with the health care continuation requirements of Part 6 of Title I of ERISA; and

			(ii) the Companies have no obligations under any Plan or otherwise to provide health benefits to former employees of the Companies or any other person, except as specifically required by Part 6 of Title I of ERISA.

	     (g) Except as set forth in Schedule 3.13, neither any of the Companies nor any affiliate required to be aggregated with any of the Companies under Section 414(b), 414(c), 414(m) or 414(o) of the Code has, within the past six (6) years, maintained or been obligated to contribute to any employee pension plan subject to Title IV of ERISA
(including a multi-employer plan) other than a Plan that is listed on Schedule 3.13 pursuant to Section 3.13(a).

     (h) Except as set forth in Schedule 3.13, the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event,
(i) entitle any person to severance pay, unemployment compensation or any other payment, which such person would not be entitled to receive if the consummation of the transactions contemplated by this Agreement did not occur,
(ii) result in the acceleration of the time of payment or vesting of any benefits provided for by any of the Plans, or cause any increase in the amount of compensation due to any employee under any of the Plans or otherwise or (iii) result in the creation of any liability under Title IV of ERISA or in the creation of any other liability which the Companies are not currently obligated to pay, perform and discharge.

     	(i) Except for Plans listed in Schedule 3.13(i) and Plans which any of the Companies are required to maintain pursuant to the applicable provisions of state or federal law, the Companies have the right under the Plans to terminate or amend the Plans without any liability to participants thereof except for the liability for payment of benefits accrued by such participants as of the effective date of any such amendment or termination.

      (j) With respect to benefit plans existing in respect of the employees of any of the Companies who are residents of or employed in Canada: (i) each such benefit plan is listed in Schedule 3.13; (ii) each such benefit plan is duly registered where required by, and is in good standing under, all applicable laws including the Income Tax Act (Canada), and the Pension Benefits Act (Ontario); (iii) all required employer and employee contributions and premiums under each such benefit plan to the date hereof have been made and (iv) each such benefit plan which is a pension plan is fully funded both on a going concern and on a solvency basis in accordance with the actuarial methods and assumptions utilized in the most recent actuarial report thereon, with applicable laws and with the rules of such pension plan. The following definitions shall apply for purposes of this Section 3.13(j): (A) the term benefit plan
shall    mean a benefit plan relating to the employees of
any of the Companies, including a profit sharing, pension, retirement, deferred compensation, phantom stock option, stock option, employee stock purchase, bonus, retirement,
health or        insurance plan, whether written or oral;
(B) the term       laws shall mean all statutes, codes,
ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or
department or           regulatory judgments, orders,
decisions, rulings or awards, or any provisions of the
foregoing, including general       principles of common and
civil law and equity; and (C) the  term pension plan shall
mean a pension plan relating to   the employees of any of
the Companies.

	3.14	Employees; Labor Relations.

		          (a)  The Shareholders have previously provided to the
Purchaser a list of the names and current salaries, if any,
of the directors, officers and managers of the Companies
dated July 21, 1998.   Schedule 3.14 hereto sets forth:

			(i) a payroll list of the names and current salaries of the employees of the Companies, other than officers, managers and directors; and

			(ii) any employment agreements and collective bargaining agreements of the Companies (collectively, Labor Agreements). In addition, to the extent any employees of the Companies are on leaves of absence,
Schedule 3.14 indicates the nature of each such leave of absence and each such employee's anticipated date of return to active employment.

 	(b)	Except as specified on Schedule 3.14, as it
relates to the Companies:

			(i) there is no unfair labor practice charge or complaint pending or, to the knowledge of the Shareholders, threatened before the National Labor
Relations Board;

			(ii) within the past three (3) years, there has not occurred, nor to the knowledge of the Shareholders has there been threatened, a labor strike, request for representation or lockout, nor is there currently any labor strike, request for representation or lockout against or affecting any of the Companies;

			(iii) there is no representation claim or petition pending before the National Labor Relations
Board and no question concerning representation is presently being raised or, to the knowledge of the Shareholders, is threatened respecting the employees of any of the Companies;

			(iv) no grievance or arbitration proceeding arising out of or under any Labor Agreement is pending, and no such claims with respect thereto, to the knowledge of the Shareholders, are threatened or exist;

			(v) no charges with respect to or relating to the Companies are pending before the Equal Employment
Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and

			(vi) none of the Companies has received notice of the intention of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of or relating to any of the Companies.

	3.15	Licenses and Permits.   Set forth in Schedule 3.15 is a
list of all licenses, permits, certificates, approvals and other authorizations of foreign, federal, state and local governments or authorities or other similar rights owned, possessed or used by the Companies in the conduct of their respective businesses
(collectively, Licenses and Permits). To the knowledge of the Shareholders, the Licenses and Permits are all of the permits, licenses, certificates, approvals and authorizations of, and registrations with, and under, all federal, state, local and foreign laws, authorities and agencies as are required by the Companies for the operation of their respective businesses in the manner presently conducted. To the knowledge of the Shareholders, (i) each of the Licenses and Permits is in full force and effect, (ii) none of the Companies is in violation of any of its Licenses and Permits and (iii) no proceeding is pending or, to the knowledge of the Shareholders, threatened seeking the revocation or limitation of any of the Licenses and Permits.

	3.16	Compliance with Law.  Except for non-compliance which
would not result in a Material Adverse Effect and except as set forth in Schedule 3.16, the Companies are in compliance with all applicable federal, state, local and foreign laws, statutes, codes, ordinances, rules and regulations and orders, decrees and consents of all governmental and administrative entities. Except as set forth in Schedule 3.16, no notice of any claim, suit, action or inquiry has been issued and served upon or delivered to any of the Companies, and no investigation or review is pending or, to the knowledge of the Shareholders, threatened by any governmental entity with respect to any alleged violation by any of the Companies of any law, statute, code, ordinance, rule or regulation of any governmental entity or any order, decree or consent of any governmental or administrative entity.

	3.17	Actions and Proceedings.   Except as set forth in
Schedule 3.17, there are no actions, suits or claims or legal or administrative proceedings (judicial, governmental or arbitral), outstanding orders, judgments, injunctions, awards or decrees of any court, regulatory body or arbitration tribunal, investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the knowledge of the Shareholders, threatened against any of the Companies or any of their respective properties, assets, operations or business or which seek to prevent the consummation of the transactions contemplated by this Agreement or the Seller Ancillary Documents.

	3.18	Real Property Leases.  Schedule 3.18 sets forth a list
of all of the leases and subleases (the Real Property Leases) and each leased and subleased parcel of real property in which any of the Companies has a leasehold or subleasehold interest. With respect to each of the Real Property Leases:

		(a) it is legally valid, binding and in full force and effect;

		(b) except as set forth in Schedule 3.18, it will continue to be legally valid, binding, enforceable and in full force and effect on identical terms upon consummation of the Closing without the necessity of any consent or approval of any third party;

		(c) neither the Companies nor, to the knowledge of the Shareholders, any other party to the Real Property Lease is in breach or default, and no event has occurred which, with notice or the passage of time, would constitute such a breach or default or permit termination, modification or acceleration under any of the Real Property Leases;

		(d) the Real Property Leases have not been modified in any material respect, except to the extent that such modifications are disclosed in documents delivered to the Purchaser; and

		(e) the Companies have not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any of the Real Property Leases.

	3.19	Real Property.

		(a) Schedule 3.19 sets forth the legal description of each parcel of the Owned Real Property. The Companies own good and marketable title to the Owned Real Property in fee simple, free and clear of all mortgages, liens, charges, claims, restrictions, pledges, security interests, impositions, covenants, conditions, rights of way, easements and other encumbrances (whether or not of record) other than the Permitted Liens and as disclosed in the Title Insurance
Policies or in  Schedule 3.19.

		(b) Except as set forth in Schedule 3.19 and except for Permitted Liens, (i) there are no parties other than the Companies in possession of the Real Properties or any portion thereof and (ii) there are no leases, subleases, licenses, concessions, written or oral, granting to any party or parties the right of use or occupancy of any of the Real Properties or any portion thereof. There are no outstanding options or rights of first refusal to purchase or lease the Owned Real Property, or any portion thereof or interest therein.

		(c) Except for the Real Properties, there is no real property leased or owned by the Companies.

	3.20	Accounts Receivable.   Except as set forth in Schedule
3.20, all of the Accounts Receivable arose from bona fide transactions in the ordinary course of business of the Companies.
The Financial Statements include adequate reserves for uncollectable Accounts Receivable.

	3.21	Intellectual Property.

		(a)	Schedule 3.21 contains a list of all of the
material Intellectual Property owned or used by the Companies. Except as set forth in Schedule 3.21:

			(i) to the knowledge of the Shareholders, the Companies own and possess all right, title and interest in and to, or have a valid and enforceable written license to use, all of the Intellectual Property necessary for the operation of their respective business as presently conducted;

			(ii) the Companies are not in breach of any license or other grant of rights with respect to Intellectual Property;

			(iii) no claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property owned or used by the Companies has been made or is currently outstanding;

			(iv) none of the Companies has received any notice as to any infringement or misappropriation by, or conflict with any third party with respect to the Intellectual Property owned or used by the Companies, nor have the Companies received any claims alleging infringement or misappropriation, or other conflict with, any Intellectual Property of any third party; and

			(v) to the knowledge of the Shareholders, the Companies have not infringed, misappropriated or otherwise conflicted with any Intellectual Property of any third party.

		(b) To the knowledge of the Shareholders, the Intellectual Property set forth in Schedule 3.21 comprises all of the proprietary or Intellectual Property rights necessary for the operation by the Companies of their respective businesses as currently conducted.

	     (c) Assuming the Post-Closing operations of the Companies are substantially similar to such operations prior to the Closing, the Companies will not require additional material cash or material manpower expenditures in order to enable the computer software utilized by the Companies in their AS400 computers to record, store, process and present calendar dates on or after January 1, 2000 in the same manner and with the same functionality, completeness and accuracy as calendar dates falling on or before December 31, 1999. Except as set forth in Schedule 3.21, no consent or approval of any party to any license or other grant of rights to any of the Companies, with respect to computer software or any other Intellectual Property, is required for the execution of this Agreement or the consummation of the transactions contemplated hereby.

	3.22	Tangible Property.   Schedule 3.22 sets forth a list
and description of all machinery, equipment, inventory, vehicles, working stock, structures, fixtures and other tangible personal property (Tangible Property) material to the business of the Companies which is treated by the Companies as depreciable property not normally sold or disposed of in the ordinary course of business and which had an original book value in excess of $1,000 per item.

	3.23	Title to Assets; All Necessary Assets. Except for
Permitted Liens and as set forth in Schedule 3.23, the Companies have good and valid title to all of their respective assets, free and clear of any lien, mortgage, claim, charge, security interest or encumbrance.

	3.24	Material Contracts.

		(a)	Schedule 3.24 sets forth a list of all of the
contracts, leases, licenses, agreements, indentures, bonds, mortgages, franchise agreements and commitments (the
Contracts), written or oral, to which any of the Companies is a party or by or to which any of the Companies or its assets or properties are bound or affected as of the Closing
Date, which involve the unfulfilled receipt by the Companies of more than $100,000 and which are not cancellable without penalty upon not more than thirty (30) days notice.

		(b)	Except as set forth in Schedule 3.24, each of the
Contracts is valid and in full force and effect as to the Companies and, to the knowledge of the Shareholders, the other parties thereto, and no default by any of the Companies or, to the knowledge of the Shareholders, by the other parties thereto, nor any event which, with notice or passage of time, or both, would constitute a material default, exists.

	3.25	Customers and Suppliers.  Except as set forth in
Schedule 3.25, none of the Companies is engaged in material disputes with any of its material customers or material suppliers, except for such disputes as will not, individually or in the aggregate, result in a Material Adverse Effect. Schedule
3.25 sets forth a list of each customer of each of the Companies that represented more than five percent (5%) of the aggregate sales of such Company for the year ended December 31, 1997.

	3.26	Insurance.

		(a) Schedule 3.26 sets forth a list and brief description (specifying the insurer and the policy number) of all policies of insurance maintained by the Companies, including policies of life, fire, theft, casualty, product liability, worker's compensation, business interruption, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the expiration date of each policy, the amount of coverage and whether on an occurrence or claims made basis.

		(b) All such policies are in full force and effect and, to the knowledge of the Shareholders, are sufficient for compliance with all material requirements of law and of all applicable material agreements to which any of the Companies is a party.

		(c)  Except as set forth in Schedule 3.26, since
December 31, 1997:

			(i) the Companies have not been denied any insurance coverage which any of them have requested;

			(ii) there is no default which would lead to the cancellation of any such policy or binder for non-payment thereunder; and

			(iii) none of the Companies has received notice from any of its insurance carriers of any surcharge or refusal to cover any insurance risk.

	3.27	Warranties.   Schedule 3.27 sets forth a description of
all warranties and other guarantees provided to any customer of the Companies in respect of products sold or services performed.

	3.28	Books and Records.  The books of account, minute books,
stock record books and other records of the Companies (the Books and Records) are complete and correct in all material respects and have been maintained in accordance with sound business practices. All material transactions related to the business of the Companies have been reflected in the Books and Records.

	3.29	Affiliate Transactions.  Except as set forth in
Schedule 3.29, no officer, director, employee or shareholder of any of the Companies, or member of the immediate family of any such person, or any entity in which any such person or any member of the immediate family of any such person is an officer, director, trustee, partner or beneficial or record holder of more than 5% of the outstanding capital stock thereof, is a party to any transaction with the Companies other than payments of compensation, bonus, and dividends in the ordinary course of business and reimbursement of ordinary and necessary business expenses.

	3.30	Banks, Brokers and Proxies.  Schedule 3.30 sets forth:

		(a) the name of each bank, trust company, securities or other broker or other financial institution with which any of the Companies has an account, credit line or safe deposit box or vault, or otherwise maintains relations;

		(b) the name of each person authorized by the Companies to draw thereon or to have access to any safe deposit box or vault;

		(c) the purpose of each such account, safe deposit box or vault; and

		(d) the names of all persons authorized by proxy, powers of attorney or other instruments to act on behalf of the Companies in matters concerning its business or affairs.

	All such accounts, credit lines, safe deposit boxes and vaults are maintained by the Companies for normal business purposes, and no such proxies, powers of attorney or other like instruments are irrevocable.

	3.31	Environmental Matters.

		(a) Except as set forth in Schedule 3.31, to the knowledge of the Shareholders, no Regulated Substances have been released at the Real Properties in amounts which, under applicable Environmental Laws, either (i) require remediation or corrective action as the result of the receipt by the Companies of a written notice or directive from any governmental regulatory authority or (ii) could reasonably be anticipated to require remediation or corrective action by any governmental regulatory authority.
All Regulated Substances used or generated at the Real
Properties were and are used, stored, treated, disposed or otherwise managed in material compliance with all applicable Environmental Laws.

		(b) Except as set forth in Schedule 3.31, (i) the Companies are in material compliance with all Environmental
Laws, and (ii) none of the Companies has received any notice or report of any release or threat of release of any Regulated Substances with respect to the Real Property or any violation or alleged violation of any Environmental
Laws.

		(c) To the knowledge of the Shareholders, each of the Companies has obtained all permits, approvals and authorizations as may be required under applicable
Environmental Laws to conduct its business. Each of the Companies is in compliance in all material respects with the terms and conditions of any such permit. Except as set forth in Schedule 3.31, all such permits presently allow the conduct of the businesses of the Companies as presently conducted.

		(d) Except as set forth in Schedule 3.31, none of the following exists at the Owned Real Property or, to the knowledge of the Shareholders, at the Leased Real Property:

			(A) underground storage tanks;

			(B) asbestos containing material in any form or condition;

			(C) materials or equipment containing
polychlorinated biphenyls; or

			(D) landfills, surface impoundments or other treatment, storage or disposal areas.

	(e) Except as set forth in Schedule 3.31, no wastes generated by the Companies have been directly or indirectly sent, transported, transferred to, treated, stored or disposed of at any site listed or formally proposed for listing on the National Priorities List pursuant to CERCLA or any similar state list of sites requiring or recommended for investigation or cleanup.

	3.32	Brokerage.  Except for the fees of NationsBanc
Montgomery Securities, which shall be the sole obligation of the Shareholders, there are no claims for brokerage commissions, finders' fees, investment bankers' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract, commitment or arrangement made by or on behalf of any of the Companies or any of the Shareholders.

	3.33	Disclosure. Neither this Agreement, any of the Seller
Ancillary Documents, nor any of the Schedules or Exhibits hereto contain any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or thereunder in the light of the circumstances in which they were made not false or misleading.



	ARTICLE 4

	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

	The Purchaser represents and warrants to the Shareholders that:

	4.1	Organization.  The Purchaser (i) is a corporation duly
organized, validly existing and in good standing under the laws of the State of Pennsylvania, (ii) is duly qualified and in good standing as a foreign corporation in good standing in each jurisdiction in which it leases or owns property or in which the conduct of its business requires it to be qualified, except where the failure to be so qualified would not have a Material
Adverse Effect and (iii) has all requisite corporate power and authority to own or lease its assets and to operate and carry on its business as presently conducted.

	4.2 Authorization; Enforceability. The Purchaser has full power and authority to enter into this Agreement and each of the other documents and instruments to be executed and delivered by it pursuant to this Agreement (the Purchaser Ancillary Documents) and to consummate the transactions contemplated hereby and thereby. The Purchaser has taken all action as and in the manner required by law, its certificate of incorporation, by-laws and organization documents, or otherwise to authorize the execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents. This Agreement is, and when executed and delivered the Purchaser Ancillary Documents will be, the valid and binding obligation of the Purchaser, enforceable against the Purchaser, in accordance with their respective terms, except that: (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditor's rights; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

	4.3	Authority; No Violation.  Except for the requirements
of the HSR Act, neither the execution and delivery of this Agreement, the Purchaser Ancillary Documents, the purchase of the Shares nor the consummation of the transactions contemplated by this Agreement or the Purchaser Ancillary Documents do and, on the Closing Date, will:

		(a)	conflict with or result in any breach of any of
the provisions of;

		(b)	constitute a default under;

		(c)	result in a violation of;

		(d)	give any third party or governmental authority
any interest or right, including, without limitation, the right to terminate, cancel or accelerate any obligation under; or

		(e)	result in the creation of any lien, security
interest, charge or other encumbrance upon the assets of the Purchaser under:

the provisions of the certificate of incorporation or by-laws of the Purchaser or any material indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Purchaser is bound or affected, or any law, statute, rule or regulation or any judgment, decree, or order to which the Purchaser is subject.

4.4	Purchase for Investment.  The Purchaser is purchasing
the Shares for investment and not for resale or distribution.

	4.5	Actions and Proceedings.   There are no actions, suits,
proceedings or governmental investigations or inquiries pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its Affiliates or their respective properties, assets, operations or businesses seeking to prevent the consummation of the transactions contemplated by this Agreement or the Purchaser Ancillary Documents.



	ARTICLE 5

	COVENANTS OF THE SHAREHOLDERS

	From and after the date hereof, the Shareholders, jointly and severally, covenant and agree that:

	5.1	Due Diligence Cooperation.  The Shareholders shall, and
shall cause the Companies to, make available for inspection by the Purchaser and its lenders and their respective counsel, accountants and other representatives, during normal business hours, corporate records, books of accounts, contracts and all other documents reasonably requested by the Purchaser relating to the Companies and their assets. The Shareholders shall cause the Companies' managerial and supervisory employees, counsel and auditors to provide, and shall permit the Purchaser, its lenders and their respective counsel, accountants and other representatives, reasonable access to the plants and properties of the Companies, upon reasonable advance notice to the Shareholders, in order to permit the Purchaser and such representatives to make such inspection and examination of the businesses and affairs of the Companies as they shall desire to make. The Shareholders shall further cause managerial and supervisory employees, counsel and regular independent certified public accountants of the Companies to be available upon reasonable notice to answer questions of the Purchaser, its lenders or their respective representatives concerning the businesses and affairs of the Companies. The Purchaser agrees that access pursuant to this Section 5.1 shall be done in a reasonable manner, so as to minimize the disruption of the businesses or operations of the Companies.

	5.2	Conduct of Business Prior to the Closing.  During the
period commencing on the date hereof and continuing until the Closing, the Shareholders will cause the Companies to (except as contemplated by this Agreement or to the extent that the Purchaser shall otherwise consent in writing):

		(a) not take any action that would cause any of the representations and warranties of the Shareholders contained in Section 3.11 hereof to be untrue as of the Closing Date;

		(b) conduct their respective businesses only in the usual and ordinary course of business in accordance with past custom and practice;

		(c) maintain their physical facilities and equipment in operating condition and repair (ordinary wear and tear excepted), maintain insurance reasonably comparable to that in effect on the date hereof, maintain inventory, supplies and spare parts at customary operating levels consistent with past practices and replace in accordance with past practice any inoperable, worn out or obsolete assets with assets of comparable quality;

		(d) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements;

		(e) maintain in full force and effect the existence of all Intellectual Property; and

		(f) comply with all legal requirements and contractual obligations applicable to the operations and business of the Companies and pay all applicable Taxes.

	5.3	Preservation of Business.  During the period commencing
on the date hereof and continuing until the Closing, the Shareholders will use, and will cause the Companies to use, their best efforts to keep intact the business organization and reputation of the Companies and to preserve for the Purchaser the goodwill of suppliers, customers, distributors, sales representatives, employees and others having business relations with the Companies. The Shareholders will promptly notify the Purchaser of any Material Adverse Effect.

	5.4	Standstill.  During the period commencing on the date
hereof and until the earlier of the Termination Date or the Closing Date, each of the Shareholders will not, and will cause the Companies and their directors, officers, employees, representatives, financial or legal advisors, agents or other representatives not to make, solicit, assist, or encourage the initiation of any inquiries or proposals or participate in any discussions or negotiations with any party or furnish any confidential information to any party (other than the Purchaser and its agents and employees) concerning the direct or indirect acquisition of the Shares or any portion of the assets, properties or business of the Companies, other than dispositions of assets in the ordinary course of business.

	5.5	Confidential Information.  From and after the Closing,
each of the Shareholders agrees that he will not divulge or disclose to any third party (other than the Purchaser or any agent or employee of the Purchaser) any information of a proprietary, secret or confidential nature related to the Companies.

	5.6	Non-Competition.

		(a)	During the Non-Compete Period, each of the
Shareholders agrees that he will not, and will cause each of his Affiliates not to, for any reason whatsoever, directly or indirectly, either individually or as an owner, partner, officer, director, lender or otherwise, engage in any Competitive Business anywhere in the United States or Canada. The ownership by any of the Shareholders of up to 5% of any class of securities of any company which has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, shall not constitute a breach of this covenant.

		(b)	During the Non-Compete Period, each Shareholder
shall not: (i) induce or attempt to induce any employee of any of the Companies to leave the employ of the Companies, or in any way interfere with the relationship between Purchaser or the Companies and any such employee thereof;
(ii) hire directly or indirectly any person who was an employee of the Companies within sixty days prior to the time such employee was hired by such Shareholder; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of any of the Companies to cease doing business with the Companies or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of any of the Companies.

		(c)	Notwithstanding anything in this Section 5.6 to
the contrary, if at any time, in any judicial proceeding, any of the restrictions stated in this Section 5.6 are found by a final order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, the Shareholders and the Purchaser agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under law, giving effect to the agreement and intent of the parties that the restrictions contained herein shall be effective to the fullest extent permissible. The
Shareholders agree that the restrictions contained in this
Section 5.6 are reasonable in all respects.

	5.7	Further Assurances.  Subject to the terms and
conditions herein provided, each of the Shareholders agrees to use his best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Seller Ancillary Documents as expeditiously as practicable. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Seller Ancillary Documents or the Purchaser Ancillary Documents, each of the Shareholders agrees to take all such necessary action, without expense to the Shareholders, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the Purchaser to complete or perfect the transactions contemplated hereby or thereby.

	5.8	Consents and Conditions.  The Shareholders will use
their best efforts, at their own cost and expense (but only as to items which are properly for the account of the Shareholders), to:

		(a) seek to obtain any required shareholder, third-party and governmental consents to the transactions contemplated by this Agreement and the Seller Ancillary
Documents; and

		(b) cause each of the conditions to the obligations of the Purchaser and the Shareholders hereunder (as more particularly set forth in Articles 8 and 9 hereof) to be satisfied.

	5.9	Filings.  To the extent not already completed, as soon
as practicable, the Shareholders shall make any and all filings required under the HSR Act in connection with the transactions contemplated hereunder. The Shareholders shall furnish to the Purchaser such necessary information and reasonable assistance as the Purchaser may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act. The Shareholders will supply the Purchaser with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Shareholders and/or the Companies or their respective representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereunder.

	5.10	Cooperation in Third-Party Litigation.  After the
Closing Date, each of the Shareholders agrees, at no expense to such Shareholder, to provide such cooperation as the Purchaser or its counsel may reasonably request in connection with:

		(a)	any proceedings related to any of the Companies
and/or any of their assets which are hereafter pending or threatened and to which any of the Companies, the Purchaser and/or any Affiliate of any of them is a party, and

		(b)	any proceedings for which the Shareholders are
entitled to indemnification from the Purchaser under
Section 10.2. Such cooperation shall include, but not be limited to, making any of the Shareholders available upon the reasonable request and at the expense of the Purchaser or its counsel to consult with and assist the Purchaser and its counsel in connection with any such proceedings and to prepare for and testify in any such proceedings, including depositions, trials and arbitration proceedings.

	5.11	Injunctive Relief.  The parties acknowledge and agree
that damages in the event of a breach of any of the provisions of Sections 5.4, 5.5, 5.6 or 5.7 would be difficult, if not impossible, to ascertain and it is therefore agreed that the Purchaser, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach.

	5.12	Supplements to Schedules.  From time to time prior to
the Closing Date, the Shareholders shall promptly supplement any Schedules referred to in this Agreement with respect to any matter arising after the execution of this Agreement, which, if existing or occurring at or prior to the date of this Agreement, would have been required to have been set forth by the Shareholders in a Schedule pursuant to this Agreement. Notwithstanding the foregoing, for purposes of the Purchaser's right to terminate this Agreement pursuant to Section 11.1(a), the Schedules to this Agreement delivered by the Shareholders shall be deemed to include only such information as is contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any supplement thereto.

	5.13 Shareholders' Agreement. The Shareholders shall, prior to the Closing, terminate, and waive all of their respective rights under, the agreement between them dated December 2, 1996 concerning their ownership of one or more of the Companies.

	5.14 Dividends and Distributions. If the Closing Date occurs after July 31, 1998, the Shareholders will cause the Companies not to pay any dividends or make any distributions to the Shareholders from August 1, 1998 through the Closing Date.

	5.15 Termination of 401(k) Plans. Not later than three (3) business days prior to the Closing Date, the Companies, or the sponsors of the 401(k) Plans, shall adopt resolutions or take other action as required by the 401(k) Plans to (i) terminate the 401(k) Plans effective as of the day before the Closing Date, subject to a receipt of a ruling from the District Director of the IRS that the termination does not adversely affect the tax qualified status of the 401(k) Plan(s), and (ii) cease contributions under the 401(k) Plans effective as of the day before the Closing Date. Such resolutions (or other evidence of such action required by the 401(k) Plan(s) shall be in a form satisfactory to the Purchaser. As soon as practicable after the Closing Date, the Purchaser, or the sponsors of the Purchaser's 401(k) Plan, shall adopt resolutions or take other action as required by the Purchaser's 401(k) Plan to accept roll-over contributions from participants of the 401(k) Plans pursuant to direct roll-over authorizations made in connection with termination distributions under the 401(k) Plans.

	5.16 Termination of Shareholders Compensation Agreements. The Shareholders shall, and shall cause the Companies to, terminate, effective not later than the date of the Closing Balance Sheet, all agreements pursuant to which compensation of any kind (including, without limitation, consulting fees) is payable to either or both of the Shareholders.

	5.17 Termination of Profit Sharing Plan. Prior to the Closing Date, the Companies shall adopt resolutions or take other action as may be required to (i) terminate the profit sharing plan maintained by the Companies for their management employees effective as of the day before the Closing Date and with no future liability thereunder to the Companies or the Purchaser and
(ii) pay all benefits accrued thereunder through the date of termination to participants.


	ARTICLE 6

	COVENANTS OF THE PURCHASER

	 From and after the date hereof, the Purchaser hereby covenants and agrees that:

	6.1	Representations and Warranties.  The Purchaser will not
take any action which would cause any of the representations and warranties made by it in this Agreement to be untrue as of the Closing Date.

	6.2	Consents and Conditions.  The Purchaser will use its
best efforts, at its own cost and expense (but only as to items which are properly for the account of the Purchaser), to:

		(a) seek to obtain any required shareholder, third-party and governmental consents to the transactions contemplated by this Agreement and the Purchaser Ancillary
Documents; and

		(b) cause each of the conditions to the obligations of the Purchaser and the Shareholders hereunder (as more particularly set forth in Articles 8 and 9 hereof) to be satisfied.

	6.3	Filings.  To the extent not already completed, as soon
as practicable, the Purchaser shall make any and all filings required under the HSR Act in contemplation of the transactions contemplated hereunder. The Purchaser shall furnish to the Shareholders such necessary information and reasonable assistance as the Shareholders may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act. The Purchaser will supply the Shareholders with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Purchaser or its representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereunder.

	6.4	Cooperation in Third-Party Litigation.  After the
Closing Date, the Purchaser agrees, at no expense to the Purchaser, to provide such cooperation as any Shareholder or its counsel may reasonably request in connection with:

		(a)	any proceedings relating to any of the Companies
which are hereafter pending or threatened and to which such Shareholder is a party; and

		(b)	any proceedings for which the Purchaser is
entitled to indemnification from such Shareholder under
Section 10.1 hereof.

Such cooperation shall include, but not be limited to, making employees of the Purchaser available upon the reasonable request and at the expense of such Shareholder or its counsel to consult with and assist such Shareholder and its counsel regarding any such proceedings and to prepare for and testify in connection with any such proceedings, including depositions, trials and arbitration proceedings.

	6.5	Further Assurances. Subject to the terms and conditions
herein provided, the Purchaser agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Purchaser Ancillary Documents as expeditiously as practicable. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Seller Ancillary Documents or the Purchaser Ancillary Documents, the
Purchaser agrees to take all such necessary action, without expense to the Purchaser, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the Shareholders to complete or perfect the transactions contemplated hereby or thereby.



	ARTICLE 7

	ADDITIONAL COVENANTS

	7.1	Expenses; Brokers.  Except as otherwise provided
herein, each party to this Agreement shall pay its own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereunder, including the fees of any attorneys, accountants or others engaged by such party. The Purchaser shall be responsible for the payment of all applicable fees payable in connection with all required filings under the HSR Act. Any and all transfer, sale, use, documentary and similar taxes and recording fees incurred in connection with the transactions contemplated hereby shall be paid one-half (1/2) by the Purchaser and one-half (1/2) by the Shareholders.

	7.2	Record Retention.  The Purchaser shall cause the
Companies to retain the Books and Records and, unless otherwise consented to in writing by the Shareholders, the Purchaser shall not, for a period of at least four (4) years or, in the case of environmental and tax records, six (6) years after the Closing Date, destroy or otherwise dispose of the Books and Records. During the period the Books and Records are required to be preserved and kept by the Purchaser pursuant to the foregoing provisions, duly authorized representatives of the Shareholders shall, upon reasonable prior notice, have access thereto during normal business hours to examine, inspect and copy the Books and Records.

	7.3	Public Announcements.  During the period from the date
of this Agreement to the Closing Date, no party hereto shall make any press release or public announcement, including announcements by any party hereto for general reception by or dissemination to the employees, agents, customers or suppliers of any of the Companies, with respect to the transactions contemplated hereby without the prior consent of the other parties; provided, however, that each party may make any disclosure or announcement which such party, in the opinion of its counsel, is obligated to make pursuant to applicable law, in which case if possible such party shall consult with the other parties prior to making such disclosure or announcements.

	7.4	Tax Matters.  The following provisions shall govern the
allocation of responsibility as among the Purchaser, the Companies and the Shareholders for certain Tax matters following the Closing Date:

		(a) Tax Periods Ending on or Before the Closing Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Except as otherwise required by applicable law, such Tax Returns shall be prepared in a manner consistent with Tax Returns prepared and filed prior to the Closing Date. The Purchaser shall permit the Shareholders to approve each such Tax Return described in the preceding sentence prior to filing.

		(b) Tax Periods Beginning Before and Ending After the Closing Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Companies for tax periods which begin before the Closing
Date and end after the Closing Date. Except as otherwise required by applicable law, such Tax Returns shall be prepared in a manner not in conflict with Tax Returns prepared and filed prior to the Closing Date. The Purchaser shall permit the Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing.

     (c) Tax Periods Beginning on the Closing Date and Ending on December 31, 1998. The Purchaser shall prepare or cause to be prepared and file or cause to be filed any income Tax Returns of the Companies for the tax period which begins on the Closing Date and ends on December 31, 1998. Except as otherwise required by applicable law, such income Tax Returns shall be prepared in a manner not in conflict with income Tax Returns prepared and filed prior to the Closing Date. The Purchaser shall permit the Shareholders to review and comment on each such income Tax Return described in the preceding sentence prior to filing.

     (d) Disallowed Deductions.

          (i) If, in connection with any audit or other investigation by any taxing authority of any Taxes payable by the Shareholders for any period ending on or prior to the Closing Date (x) any deduction claimed by any of the Shareholders with respect to any such pre-Closing tax period is disallowed by the taxing authority conducting such audit or investigation and
     (y) the taxing authority which is conducting such audit or investigation agrees that the Purchaser or any of the Companies will be permitted to use such deduction for purposes of calculating the Taxes due and payable by the Purchaser or any of the Companies with respect to any period ending after the Closing
     Date (any such deduction being hereinafter referred to as a Shareholders' Disallowed Deduction), then the
   Purchaser agrees to pay to the Shareholders an amount equal to the amount of the Shareholders' Disallowed
   Deduction multiplied by the applicable tax rate of the Purchaser or the Companies, as the case may be, in the jurisdiction in which such Tax audit or investigation is being conducted and in the year the Shareholders'
   Disallowed Deduction may be used by the Purchaser or the Companies, no later than thirty (30) days following the date on which the applicable taxing authority issues a written statement which indicates that the Shareholders' Disallowed Deduction may not be used by the Shareholders in connection with their calculation of the Taxes payable for periods ending on or before the Closing Date but may be used for purposes of calculating the Taxes payable by the Purchaser or the Companies for any period ending after the Closing Date. The Shareholders will provide the Purchaser with such information as may be reasonably requested by the Purchaser in order to enable the Purchaser to use the Sellers' Disallowed Deduction and file a claim for a tax refund for any tax period ending after the Closing Date in which the Shareholders' Disallowed Deduction may be used.

          (ii) If in connection with any audit or other investigation by any taxing authority of any Taxes payable by the Purchaser or any of the Companies for any period following the Closing Date (x) any deduction claimed by the Purchaser or any of the Companies with respect to any such post-Closing tax period is disallowed by the taxing authority conducting such audit or investigation and (y) the taxing authority which is conducting such audit or investigation agrees that the Shareholders will be permitted to use such deduction for purposes of calculating the Taxes due and payable by them with respect to any period ending on or prior to the Closing Date (any such deduction being hereinafter referred to as a Purchaser's Disallowed Deduction), then the
   Shareholders agree to pay to the Purchaser an amount equal to the amount of the Shareholder Tax Benefit
   (as defined below) to the Shareholders no later than thirty (30) days following the date on which the applicable taxing authority issues a written statement which indicates that the Purchaser's Disallowed
   Deduction may not be used by the Purchaser or the Companies in connection with their calculation of the Taxes payable for periods after the Closing Date but may be used for purposes of calculating the Taxes payable by the Shareholders for any period ending on or prior to the Closing Date. The Purchaser will provide the Shareholders with such information as may be reasonably requested by the Shareholders in order to enable the Shareholders to use the Purchaser's Disallowed Deduction and file a claim for a tax refund for any tax period ending on or prior to the Closing Date in which the Purchaser's Disallowed Deduction may be used. As used herein, Shareholder Tax Benefit shall mean, for each Shareholder, the amount of the Purchaser's Disallowed Deduction allocable to such Shareholder multiplied by the tax rate of such Shareholder in the jurisdiction in which the above-described Tax audit or investigation is being conducted and in the year the Purchaser's Disallowed Deduction may be used by such Shareholder.

	(e) Tax Refunds. The Purchaser acknowledges and agrees that any and all refunds of any Taxes paid by the Shareholders or the Companies, respectively, in connection with all periods ending on or before the Closing Date shall be the property of the Shareholders and such refunds, including interest thereon paid by any taxing authority, net of any additional Taxes imposed on the Purchaser or the Companies for any period occurring after the Closing Date and which are attributable to the receipt of such refunds, shall be paid by the Purchaser to the Shareholders promptly after such refund is either received or credited against such liability of the Purchaser or any of the Companies for Taxes. The Purchaser agrees that neither the Purchaser nor any of the Companies has any right to carry back any loss incurred by any of the Companies after the Closing Date to any period ending on or before the Closing Date.

	(f) Section 338(h)(10) Elections. The Shareholders and the Purchaser shall jointly make and timely file mutually agreeable elections under Section 338(h)(10) of the Code with respect to the purchases hereunder of the Shares. For tax purposes, the adjusted grossed-up basis and the modified adjusted deemed sales price, as defined in applicable regulations under Section 338 of the Code, for each of Science Kit, Ward's and Central shall be allocated among their assets as the parties shall mutually agree within 120 days of the Closing Date. The only assets that will be written up above net book value are (i) inventory to its FIFO book value, (ii) land and buildings within the range of their aggregate net book value to aggregate appraised value and (iii) goodwill. The Shareholders shall pay all federal, New York and California Taxes resulting from the elections made under Section 338 of the Code for periods ending on or before the Closing Date.

		(g) Cooperation on Tax Matters.

			(i) The Purchaser, the Companies and the
Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Companies and the Shareholders agree:

				(A)  to retain all books and records with
respect to Tax matters and pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Shareholders, any extensions thereof) of the respective taxable periods and to abide by all record retention agreements entered into with any taxing authority; and

				(B)  to give the other party reasonable
written notice prior to transferring, destroying or discarding any such books and records and, if the other party so request, the Companies or Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

			(ii) The Purchaser and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any government authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed
(including, but not limited to, with respect to the transactions contemplated hereunder).



	ARTICLE 8

	CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER


	Each and every obligation of the Purchaser under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction or fulfillment on or before the Closing Date of each of the following conditions, any one or more of which may be waived by the Purchaser:

	8.1	Representations and Covenants.

		(a)	The representations and warranties of the
Shareholders contained in this Agreement, in the Schedules hereto, in the Seller Ancillary Documents and in all certificates and other documents delivered by or on behalf of the Shareholders, shall be true and complete as of the date when made and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such changes as are contemplated herein.

		(b)	The Shareholders and the Companies shall have
performed and complied in all material respects with all covenants, agreements and obligations required by this Agreement and the Seller Ancillary Documents to be performed or complied with by the Shareholders or the Companies, as the case may be, on or prior to the Closing Date.

		(c)	The Shareholders shall have delivered to the
Purchaser a certificate, dated the Closing Date to the effect of the matters in clauses (a) and (b) above.

	8.2	Consents, Filings; Etc.  All consents, approvals,
authorizations, filings and registrations required to be made under applicable law in connection with the transactions contemplated by this Agreement and the Seller Ancillary Documents shall have been made and shall be in full force and effect, the waiting period under the HSR Act shall have expired and no conditions to the transactions contemplated by this Agreement shall have been imposed or proposed by any federal, state, local or foreign governmental agency.

	8.3	Third-Party Consents.  All consents and approvals from
parties to contracts or other agreements with the Companies that are required in connection with the consummation of the transactions contemplated by this Agreement and the Seller
Ancillary Documents or the performance by the Shareholders of their obligations under this Agreement or the Seller Ancillary Documents shall have been obtained, which consents and approvals shall not have resulted in a material adverse effect on the terms or conditions of any of such contracts and agreements as the same shall be in effect on or after the Closing.

	8.4	Certificates.  The Shareholders shall have furnished
the Purchaser with the following certificates:

		(a)	Good Standing Certificates. A certificate,
executed by the applicable Secretary of State, as to

			(i) the good standing or subsistence of each of the Companies in its respective jurisdiction of incorporation and

			(ii) the authority or qualification of each of the Companies to conduct business as a foreign corporation in each jurisdiction where it is so authorized or qualified.

		(b)	Secretary's Certificate.  A certificate from the
Secretary of each of the Companies attaching copies of its articles of incorporation, by-laws and resolutions authorizing the execution, delivery and performance of this Agreement and the taking of all action required hereunder or in connection herewith; and

		(c)	Incumbency Certificate.  A certificate of the
Secretary of each of the Companies certifying the incumbency of its officers and their genuine signatures, with a cross certification of such Secretary's incumbency and genuine signature.

	8.5	Litigation.  No action, suit or proceeding shall have
been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body seeking to restrain, modify, prevent or otherwise which may adversely affect the consummation of the transactions contemplated by this Agreement, the Seller Ancillary Documents or the Purchaser Ancillary Documents, or to seek damages or a discovery order in connection with such transactions, or that has or may have, in the reasonable opinion of the Purchaser, a Material Adverse Effect.

	     8.6  Delivery of Stock Certificates.  As contemplated in
Section 2.4, the Shareholders shall have delivered to the Purchaser stock certificates representing all of the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer of the Shares to the Purchaser.

	8.7	No Material Adverse Change.  No event or condition
shall exist or have occurred since the date of this Agreement that, individually or in the aggregate, has had or resulted in, or would reasonably be expected to have or result in, a Material Adverse Effect.

	8.8	Opinion of Counsel.  The Purchaser shall have received
the opinion of Lippes, Silverstein, Mathias & Wexler LLP, counsel to the Companies and the Shareholders, dated the date of the Closing, addressed to the Purchaser, in form and substance reasonably satisfactory to the Purchaser.


	ARTICLE 9

	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SHAREHOLDERS

	Each and every obligation of the Shareholders under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction or fulfillment on or before the Closing Date of each of the following conditions, any one or more of which may be waived by the Shareholders:

	9.1	Representations and Covenants.

		(a)	The representations and warranties of the
Purchaser contained in this Agreement, in the Schedules hereto and in all certificates and other documents delivered by or on behalf of the Purchaser, shall be true and complete as of the date when made and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such changes as are contemplated herein.

		(b)	The Purchaser shall have performed and complied
in all material respects with all covenants, agreements and obligations required by this Agreement and the Purchaser
Ancillary Documents to be performed or complied with by the Purchaser on or prior to the Closing Date.

		(c)	The Purchaser shall have delivered to the
Shareholders a certificate, dated the Closing Date to the effect of the matters in clauses (a) and (b) above.

	9.2	Consents, Filings; Etc.  All consents, approvals,
authorizations, filings and registrations required to be made under applicable law in connection with the transactions contemplated by this Agreement and the Purchaser Ancillary Documents shall have been made and shall be in full force and effect, the waiting period under the HSR Act shall have expired and no conditions to the transactions contemplated by this Agreement shall have been imposed or proposed by any federal, state, local or foreign governmental agency.

	9.3	Certificates.  The Purchaser shall have furnished the
Shareholders with the following certificates:

		(a)	Good Standing Certificate. A certificates,
executed by the Secretary of State as to the good standing of the Purchaser in its jurisdiction of incorporation;

		(b)	Secretary's Certificate.  A certificate from the
Secretary of the Purchaser attaching copies of its certificate of incorporation, by-laws and resolutions authorizing the execution, delivery and performance of this Agreement and the taking of all action required hereunder or in connection herewith; and

		(c)	Incumbency Certificate.  A certificate of the
Secretary of the Purchaser certifying the incumbency of its officers and their genuine signatures, with a cross certification of such Secretary's incumbency and genuine signature.

	9.4	Litigation.  No action, suit or proceeding shall have
been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body seeking to restrain, modify, prevent or otherwise which may adversely affect the consummation of the transactions contemplated by this Agreement, the Seller Ancillary Documents or the Purchaser Ancillary Documents, or to seek damages or a discovery order in connection with such transactions.

	9.5	No Material Adverse Change.  No event or condition
shall exist or have occurred since the date of this Agreement that, individually or in the aggregate, has had or resulted in, or would reasonably be expected to have or result in, a Material Adverse Effect.

	9.6	Opinion of Counsel.  The Shareholders shall have
received the opinion of Drinker Biddle & Reath LLP, counsel to the Purchaser, dated the date of the Closing, addressed to the Shareholders, in form and substance reasonably satisfactory to the Shareholders.



	ARTICLE 10

	SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

	10.1	Shareholders' Indemnity.

		(a)	Indemnification.  After the Closing Date, each of
the Shareholders, jointly and severally, covenants and agrees to indemnify and hold harmless the Purchaser from and against any and all Loss(es) which arise out of, relates to or results from:

			(i) the breach by the Companies and/or any of the Shareholders of any representation or warranty contained in this Agreement;

			(ii) any breach by any of the Shareholders of any covenant or obligation contained in this Agreement; and

			(iii) any and all claims incident to the enforcement of this Section 10.1.

	Except as expressly provided herein, no Shareholder shall have any rights, hereunder or otherwise, to indemnification or contribution from any or all of the Companies with respect to any matter, including, without limitation, any breach of any representation or warranty or covenant of any or all of the Companies made in or pursuant to this Agreement or any Seller Ancillary Documents, and each Shareholder hereby irrevocably releases each and all of the Companies from any liability for any such claim.

	The Shareholders shall reimburse the Purchaser for any Loss(es) to which this Section 10.1 relates only if a Notice of Claim is given within the period of survival of the applicable representation, warranty or covenant as described in Section 10.4 below.

		(b)	General Indemnification Threshold. The Purchaser
shall not be entitled to indemnification hereunder until such time as a single Loss or an aggregate of two (2) or more Losses exceeds One Million Dollars ($1,000,000), at which time the Purchaser shall be entitled to indemnification for all Losses sustained, incurred, paid or required to be paid by the Purchaser in excess of One
Million Dollars ($1,000,000); except that this threshold on the indemnification obligation of the Shareholders shall not apply to (i) any breach of the representations and warranties, covenants, agreements and/or obligations set forth in Sections 3.5 and 3.12 or (ii) any adjustments to the Purchase Price contemplated by Section 2.5, nor shall the amounts or Losses described in clauses (i) or (ii) hereinabove be counted against the One Million Dollar
($1,000,000) threshold provided for in this Section.

	10.2	Purchaser's Indemnity.

		(a)	After the Closing Date, the Purchaser covenants
and agrees to indemnify and hold harmless the Shareholders from and against any Loss(es) sustained, incurred, paid or required to be paid by the Shareholders which arises out of, relates to or results from:

			(i) the breach by the Purchaser of any
representation or warranty contained in this Agreement;

			(ii) any breach by the Purchaser of any covenant or obligation contained in this Agreement;

      (iii) any claims made against the Companies or the Shareholders relating to the operation or ownership of the Companies after the Closing Date; and

			(iv) any and all claims incident to the
          enforcement of this Section 10.2.

		The Purchaser shall reimburse the Shareholders for any Loss(es) to which this Section 10.2 relates only if a Notice of Claim is given within the period of survival of the applicable representation, warranty or covenant as described in Section 10.4 below.

		(b)	General Indemnification Threshold. The
Shareholders shall not be entitled to indemnification hereunder until such time as a single Loss or an aggregate of two (2) or more Losses exceeds One Million Dollars
($1,000,000), at which time the Shareholders shall be entitled to indemnification for all Losses sustained, incurred, paid or required to be paid by the Shareholders in excess of One Million Dollars ($1,000,000).

	10.3	Indemnification Procedure.

		(a)	Notice.  An Indemnified Party shall use its best
efforts to give prompt written notice (a Notice of Claim) to the Indemnifying Party of any claim or event known to it which does or may give rise to a claim by the Indemnified
Party against the Indemnifying Party based on this Agreement, stating the nature and basis of said claim or event and the amount thereof, to the extent known.

		(b)	Defense of Claims or Actions.


			(i) In the event any claim, suit or proceeding is made or brought by a third party, the Indemnified Party shall deliver a Notice of Claim and a copy of the claim, process and all legal pleadings with respect thereto to the Indemnifying Party within ten (l0) days of being served with such claim, process or legal pleading. Such deliveries shall not be a condition precedent to any liability of the Indemnifying Party under this Agreement.

			(ii) The Indemnifying Party shall have the right to assume the defense of any such claim or action. If the Indemnifying Party wishes to assume the defense of such claim or action, such assumption shall be evidenced by delivery of written notice by the Indemnifying Party to the Indemnified Party delivered within five (5) days of the Indemnifying Party's receipt of the Notice of Claim. After delivery of such notice, the Indemnifying Party shall engage independent legal counsel of reputable standing selected by it to assume the defense and may contest, pay, settle or compromise any such claim or action on such terms and conditions as the Indemnifying Party may determine. If the Indemnifying Party assumes the defense of any such claim, action, suit or proceeding, the Indemnified
Party shall have the right to employ their own counsel, at their own expense; provided, however, that if the Indemnified Party shall have reasonably concluded and specifically notified the Indemnifying Party either that there may be specific defenses available to it which are different from or additional to those available to the Indemnifying Party or that such claim, action, suit or proceeding involves or could result in a Material Adverse Effect with respect to matters beyond the scope of the indemnity provided hereunder, then the counsel representing them, to the extent made necessary by such defenses, shall have the right to direct such defenses of such claim, action, suit or proceeding in its behalf.

			(iii) In the event that the Indemnifying Party shall not agree in writing to assume the defense of such claim or action, the Indemnified Party may engage independent legal counsel of reputable standing selected by them to assume the defense and may contest, pay, settle or compromise any such claim or action on such terms and conditions as the Indemnified Party may determine; provided, however, that the Indemnified
Party shall not settle or compromise any claim or action without the prior consent of the Indemnifying
Party if the Indemnifying Party acknowledges in writing its liability for any Loss(es) incurred or required to be paid in respect of such claim or action.

			(iv) The Indemnified Party and the Indemnifying Party shall cooperate in good faith in connection with such defense and all such parties shall have the right to employ their own counsel, but, except as provided above, the fees and expenses of their counsel shall be at their own expense. The Indemnified Party or the Indemnifying Party, as the case may be, shall be kept fully informed of such claim, action, suit or proceeding at all stages thereof whether or not they are represented by their own counsel. The Indemnifying
Party shall be subrogated to any and all defenses, claims and set-offs which the Indemnified Party asserted or could have asserted against the third party making a claim. The Indemnified Party shall execute and deliver to the Indemnifying Party such documents as may be reasonably necessary to establish by way of subrogation the ability and right of the Indemnifying
Party to assert such defenses, claims and set-offs.

	10.4	Survival.  The representations and warranties made by
the parties in this Agreement, the Seller Ancillary Documents, the Purchaser Ancillary Documents and in any other certificates, agreements and documents delivered in connection herewith shall survive the Closing under this Agreement for a period of twelve
(12) months, except as follows:

		(a)	the representations and warranties made by the
Shareholders in Section 3.12 shall survive the Closing for the applicable statutory period of limitations with respect to any liabilities covered thereby;

		(b)	the representations and warranties made by the
Shareholders in Sections 3.2, 3.4 and 3.5 and by the Purchaser in Sections 4.2 and 4.3 shall survive the Closing without limitation; and

		(c)	the representations and warranties made by the
Shareholders in Section 3.31 shall survive the Closing for a period of five (5) years.

		All covenants of the parties that are to be performed after Closing shall continue in effect and expire in accordance with their respective terms.

	10.5	Maximum Indemnification.  Notwithstanding the
foregoing, no claim for indemnification of Loss(es) (whether in an action for indemnification or otherwise) may be made hereunder by the Purchaser against the Shareholders, or the Shareholders against the Purchaser, as the case may be, to the extent the aggregate Loss(es) paid or asserted (and, if asserted, paid at any time thereafter) during said period by the Shareholders to the Purchaser, or the Purchaser to the Shareholders, as the case may be, exceed the sum of Ten Million and 00/100 Dollars ($10,000,000).



	ARTICLE 11

	MISCELLANEOUS

	11.1	Termination.

		(a) Subject to the provisions of Section 11.1(b), this Agreement, by written notice given at any time at or prior to the Closing in the manner provided in Section 11.2, may be terminated or abandoned:

			(i) by mutual written consent of the Shareholders and the Purchaser;

			(ii) by any of the Shareholders, not then in default under this Agreement, if any of the conditions provided for in Article 9 shall not have been satisfied on or before August 31, 1998, or such later date as may be agreed upon by all of the parties hereto;

			(iii) by the Purchaser, not then in default under this Agreement, if any of the conditions provided for in Article 8 shall not have been satisfied on or before August 31, 1998, or such later date as may be agreed upon by all of the parties hereto; or

			(iv) by either the Shareholders or the Purchaser if there shall have been entered a final, non-appealable restraining order or injunction restraining or prohibiting the sale of the Shares.

		(b)	In the event this Agreement is terminated
pursuant to Section 11.1(a), all further obligations of the parties hereunder shall terminate on and as of the Termination Date; provided, however, that if this Agreement is so terminated by one party because one or more conditions to such party's obligations hereunder is not satisfied as a result of the other party's:

			(i) willful failure to comply with its
obligations under any provision of this Agreement; or

			(ii) willful breach of a representation or warranty,

the terminating party's right to pursue all legal remedies for breach of contract and damages shall survive such termination and the Termination Date unimpaired.

	11.2	Notices.  All notices, requests, demands and other
communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail (return receipt requested) with postage prepaid or (c) sent by next day or overnight mail or nationally recognized courier, addressed as follows:

If to the Purchaser, a single notice addressed to:

VWR SCIENTIFIC PRODUCTS CORPORATION
1310 Goshen Parkway
West Chester, Pennsylvania  19380
Attention: Jerrold B. Harris, President
With a copy to:

Drinker Biddle & Reath LLP
1000 Westlakes Drive
Berwyn, Pennsylvania  19312
Attention: Thomas E. Wood, Esq.

If to any Shareholder, notices addressed to:

CHARLES E. BALBACH
369 Franklin Street
Buffalo, New York  14202

	And

PAUL F. ECKEL
471 Meadowlark Drive
Sarasota, Florida  34236

With a copy to:

Lippes, Silverstein, Mathias & Wexler LLP
700 Guaranty Building
28 Church Street
Buffalo, New York  14202
Attention:  Gerald S. Lippes, Esq. and
		  Robert J. Olivieri, Esq.

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section.

	All such notices, requests, demands and other communications shall be deemed to have been received (w) if delivered personally, on the day delivered, (x) if mailed registered or certified mail (return receipt requested), on the next business day following the day on which the written receipt of such mail is signed and (y) if sent by next day or overnight mail or courier, on the day delivered.

	11.3	Headings.  The headings contained in this Agreement are
intended solely for convenience and shall not affect the rights of the parties to this Agreement.

	11.4	Entire Agreement.  This Agreement, including the
Schedules, Exhibits and attachments hereto and documents and certificates delivered pursuant hereto, is intended by the parties to and does constitute the entire agreement of the parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes any and all prior understandings, written or oral, between the parties, and this Agreement may not be amended, modified or waived orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, modification or waiver is sought.

	11.5	Severability.  If any provision of this Agreement is
held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the fullest extent possible.
In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

	11.6	Waiver.  Waiver of any term or condition of this
Agreement by any party hereto shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or any other term or condition of this Agreement.

	11.7	Binding Effect; Assignment.  This Agreement and all of
the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned
(whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Purchaser may assign this Agreement, in whole or in any part, and from time to time, to a wholly owned, direct or indirect, subsidiary of the Purchaser, but any such assignment shall not relieve the Purchaser of its obligations hereunder.

	11.8	No Third-Party Beneficiaries.  Nothing in this
Agreement shall confer any rights upon any person or entity that is not a party to this Agreement except as expressly provided hereunder.

	11.9	Counterparts.  This Agreement may be signed in any
number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

	11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, or United States federal law (to the extent applicable) without regard to the conflict of laws principles thereof.

	11.11 Certain Interpretive Matters.

           (a) Unless the context otherwise requires, (i) all references to Sections, Articles, Schedules or Exhibits are references to Sections, Articles, Exhibits or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles, (iv) or is disjunctive but not necessarily exclusive and (v) words in the singular include the plural and vice versa.

           (b)  No provision of this Agreement shall be
interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

           (c) Matters disclosed in any Schedule or Exhibit shall be deemed to have been disclosed for all purposes of this Agreement, whether or not disclosed in any other Schedule or Exhibit where such disclosure would also be appropriate.

           (d) Where any representation of the Shareholders in this Agreement is made to the Shareholders' Knowledge, the occurrence of any event, condition liability or obligation that is the subject of such representation shall not constitute a breach of Section 3.9 of this Agreement unless such event condition, liability or obligation constitutes a breach of the relevant representation made subject to the Shareholders' Knowledge.

	11.12 Independence of Covenants and Representations and Warranties. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such initial representation or warranty.




		IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



          			VWR SCIENTIFIC PRODUCTS CORPORATION



					By:




						      CHARLES E. BALBACH



						      PAUL F. ECKEL



						     SCIENCE KIT, INC.



					By:
							Peter V. O'Brien, President






				             BOREAL LABORATORIES, LTD.



					By:
							Peter V. O'Brien, Chairman




WARD'S NATURAL SCIENTIFIC
  ESTABLISHMENT, INC.



					By:
							Kurt D. Gelke, President




						   CENTRAL SCIENTIFIC COMPANY



					By:
							Peter V. O'Brien, Chairman






			                ARBOR SCIENTIFIC CO. LIMITED




					By:
							Peter V. O'Brien, Chairman



WARD'S NATURAL SCIENCE LTD.




					By:
                                   Peter V. O'Brien, Chairman




						   CENTRAL SCIENTIFIC COMPANY
							   OF CANADA LIMITED




					By:
                                   Peter V. O'Brien, Chairman